Exhibit No. 99.2

News Release
Contacts: Charles Welsh (media)
          410 234-5076

          Brian Stanton (investors)
          410 783-3670                             FOR RELEASE 6:00 AM 1/30/2002

                  CONSTELLATION ENERGY GROUP INCREASES DIVIDEND


BALTIMORE, January 30, 2002 -- Directors of Constellation Energy Group (NYSE:
CEG) declared a quarterly dividend of 24 cents per share on the common stock payable April 1, 2002 to holders of record on March 11, 2002. This is equivalent to an annual rate of 96 cents per share. The Company has been paying quarterly dividends on the common stock at the rate of 12 cents per share, equivalent to an annual rate of 48 cents per share, which was established April 3, 2000.

Baltimore Gas and Electric Company declared quarterly dividends at the specified rates for all of its outstanding preference stock, payable April 1, 2002, to holders of record at the close of business on March 11, 2002.

Constellation Energy Group owns energy-related businesses, including a North American wholesale power marketing and merchant generation company and the Baltimore Gas and Electric Company (BGE), a regulated energy delivery company in Central Maryland. BGE provides service to more than 1.1 million electric customers and more than 600,000 natural gas customers in Central Maryland. Constellation Energy Group had $3.9 billion in revenues in 2001 and assets of $13.7 billion at December 31, 2001.



                                      # # #